a.k.a. Brands Holding Corp. Announces Share Repurchase Program

SAN FRANCISCO – June 6, 2023 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of next generation fashion brands, today announced that its Board of Directors has authorized a share repurchase program. Pursuant to the Share Repurchase Program, the company is authorized to repurchase up to $2 million of shares of the company’s common stock.
Repurchases by the company are subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors. Share repurchases may be made from time to time through open market transactions, block trades or in private transactions in accordance with applicable securities laws and regulations and other legal requirements. Repurchases may be made pursuant to a trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions. There is no minimum number of shares that the company is required to repurchase and the Share Repurchase Program may be suspended or discontinued at any time without prior notice.
About a.k.a. Brands
a.k.a. Brands is a brand accelerator of next generation fashion brands. Each brand in the a.k.a. portfolio targets a distinct Gen Z and millennial audience, creates authentic and inspiring social content and offers quality exclusive merchandise. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, mnml and Petal & Pup.
Forward-Looking Statements
Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the amount and timing of the company’s potential share repurchases, the company’s available liquidity and general market and economic conditions. Forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include the possibility that the Share Repurchase Program may be suspended or discontinued; economic factors and market conditions and their impact on the company’s ability to effect share repurchases; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2023, subsequent Quarterly Reports on Form 10-Q and any other periodic reports that the company may file with the Securities and Exchange Commission. The company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com